Exhibit 99.1

For More Information, Contact:

James E. Fickenscher/CFO	William Q. Sargent Jr./ VP IR
Auxilium Pharmaceuticals, Inc.	Auxilium Pharmaceuticals, Inc.
(484) 321-5900	(484) 321-5900
jfickenscher@auxilium.com	wsargent@auxilium.com

Auxilium Pharmaceuticals, Inc. Announces

First Quarter 2010 Financial Results and Operational Highlights

Total Revenues of $45.5 MM, up 31.2% versus Q1 of 2009

XIAFLEX® Launched in late March 2010

MALVERN, PA, (May 3, 2010) — Auxilium Pharmaceuticals, Inc. (NASDAQ: AUXL), a specialty biopharmaceutical company, today announced financial results and operational highlights for the quarter ended March 31, 2010. For the first quarter of 2010, Auxilium reported net revenues of $45.5 million compared to net revenues of $34.7 million in the first quarter of 2009. The net loss for the first quarter of 2010 was $(8.6) million, or $(0.18) per share, compared to a net loss of $(13.2) million, or $(0.31) per share, reported for the first quarter of 2009.

“We are pleased with the significant progress we made in the first quarter 2010. Receiving FDA approval for XIAFLEX® for Dupuytren’s contracture was a major milestone. We are encouraged by the early feedback received from patients, physicians and payers on its use,” said Armando Anido, Chief Executive Officer and President of Auxilium. “Testim® continues to perform well with good market share gain and 35% U.S. revenue growth year over year in the first quarter.”

First Quarter and Recent Operational Highlights:

XIAFLEX:

•	As of April 30, 2010, over 1,100 physicians have attested to completing the required training through XIAFLEX Xperience™ and are eligible to use XIAFLEX for the treatment of Dupuytren’s contracture.

•

As of April 30, 2010, three of the ten Medicare Administrative Contractors (“MAC”) that manage claims processing across the fifteen MAC jurisdictions in the U.S. have issued final guidelines on covering XIAFLEX. Additionally, two large commercial insurers, Aetna and HealthNet, have issued guidelines on covering XIAFLEX.

•	On February 2, 2010, the Company received approval for XIAFLEX for the treatment of adult Dupuytren’s contracture patients with a palpable cord from the U.S. Food and Drug Administration (“FDA”).

•

In January 2010, the Company and its European commercialization partner, Pfizer Inc., announced the European Union’s scientific/technical review procedure for the Marketing Authorization Application for XIAFLEX for the treatment of Dupuytren’s contracture commenced. As a result of accomplishing this milestone, the Company received a $15 million milestone payment from Pfizer.

TESTIM:

•	Worldwide revenues for Testim were $44.2 million, up 30.9% over the first quarter of 2009.

•

According to IMS Health, Inc., a pharmaceutical market research firm (“IMS”), over 158,000 total prescriptions for Testim were dispensed in the first quarter of 2010, a growth of 14.8% over the first quarter of 2009.

•	Total prescriptions within the gel segment of the testosterone replacement therapy market in the U.S. increased 10.3% versus the first quarter of 2009, according to IMS.

•	Testim ended the month of March with a 22.4% share of total prescriptions for testosterone gels in the U.S., up from 21.6% at the end of March 2009, according to IMS.

First Quarter 2010 Financial Details

For the quarter ended March 31, 2010, Auxilium reported net revenues of $45.5 million compared to net revenues of $34.7 million in the first quarter of 2009. U.S. product shipments of Testim were $43.9 million for the first quarter of 2010 compared to $32.5 million in 2009, or an increase of 35.0%. Worldwide net revenues for Testim, including product shipments outside of the U.S. and amortization of deferred payments from ex-U.S.Testim out-licensing , were $44.2 million for the first quarter of 2010, or a 30.9% increase over the $33.8 million in 2009. Net revenues for the first quarter of 2010 included $0.2 million of XIAFLEX product sales in the U.S., and $1.1 million in amortization of deferred payments from ex-U.S.XIAFLEX out-licensing compared to $0.9 million of such amortization for the first quarter of 2009.

The net loss for the first quarter of 2010 was $(8.6) million, or $(0.18) per share, compared to a net loss of $(13.2) million, or $(0.31) per share, reported for the first quarter of 2009. Net loss for the first quarter of 2010 included total stock-based compensation expense of $3.8 million, compared to $4.5 million for the first quarter of 2009.

Gross margin on net revenues was 79.2% for the quarter ended March 31, 2010 compared to 77.3% for the comparable period in 2009. Gross margin reflects the cost of product sold as well as royalty payments made to the Company’s licensor on the sales of Testim. The increase in the gross margin rate is the result of the impact of year-over-year price increases on U.S. Testim revenues and 2009 investments that were made in various Testim supply chain initiatives.

Investment in research and development for the quarter ended March 31, 2010 was $8.5 million, compared to $13.5 million for 2009. The reduction was the result of the shift of XIAFLEX production activity from manufacturing development to commercial inventory production that commenced in the fourth quarter of 2009.

Selling, general and administrative expenses totaled $36.1 million for the quarter ended March 31, 2010 compared with $26.4 million for the year-ago quarter. The increase was primarily due to the addition of the sales and reimbursement field force and infrastructure, and promotional and training activity in support of the launch of XIAFLEX for Dupuytren’s contracture in the U.S.

As of March 31, 2010, Auxilium had $175.8 million in cash and cash equivalents compared to $182.0 million on December 31, 2009.

Conference Call

Auxilium will hold a conference call today, May 3, 2010 at 10:00 a.m. ET, to discuss first quarter 2010 results and operational highlights. The conference call will be simultaneously web cast on Auxilium’s web site and archived for future review until June 3, 2010.

Conference call details:

Date:	Monday, May 3, 2010
Time:	10:00 a.m. ET
Dial-in (U.S.):	866-770-7051
Dial-in (International):	617-213-8064
Web cast:	http://www.auxilium.com
Passcode:	AUXILIUM

To access an audio replay of the call:

Access number (U.S.):	888-286-8010
Access number (International):	617-801-6888
Replay Passcode #:	56511282

About Auxilium

Auxilium Pharmaceuticals, Inc. is a specialty biopharmaceutical company with a focus on developing and marketing products to predominantly specialist audiences, such as urologists, endocrinologists, certain targeted primary care physicians, hand surgeons, subsets of orthopedic, general, and plastic surgeons who focus on the hand, and rheumatologists. Auxilium markets XIAFLEX® (collagenase clostridium histolyticum) for the treatment of adult Dupuytren’s contracture patients with a palpable cord and Testim® 1%, a topical testosterone gel, for the treatment of hypogonadism. Auxilium has four projects in clinical development. XIAFLEX is in phase IIb of development for the treatment of Peyronie’s disease and is in phase II of development for treatment of Frozen Shoulder syndrome (Adhesive Capsulitis). Auxilium’s transmucosal film product candidate for the treatment of overactive bladder (AA4010) and its fentanyl pain product using its transmucosal delivery system are in phase I of development. The Company is currently seeking a partner to further develop these product candidates. Auxilium has rights to additional pain products and products for hormone replacement and urologic disease using its transmucosal film delivery system. Auxilium also has options to all indications using XIAFLEX for non-topical formulations. For additional information, visit http://www.auxilium.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

In addition to historical facts or statements of current condition, this release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995.

Forward-looking statements often address Auxilium’s expected future financial position or business strategy and plans and objectives of management for future operations. Forward-looking statements provide Auxilium’s current expectations or forecasts of future events. Auxilium’s performance and financial results could differ materially from those reflected in these forward-looking statements due to various risks and uncertainties.

A more detailed list and description of the risks and uncertainties that Auxilium faces may be found under the heading “Risk Factors” in Auxilium’s Annual Report on Form 10-K for the year ended December 31, 2009, which is on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of the forward-looking statements contained in this release may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Auxilium undertakes no obligation to update publicly any forward-looking statement.

CONTACT:

James E. Fickenscher

Chief Financial Officer, Auxilium Pharmaceuticals, Inc.

+1-484-321-5900

jfickenscher@auxilium.com

or

William Q. Sargent Jr.

Vice-President, Investor Relations and Corporate Communications

+1-484-321-5900

wsargent@auxilium.com

-Tables to Follow-

AUXILIUM PHARMACEUTICALS, INC.

Condensed Consolidated Statement of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2010	2009
Net revenues	$45,480	$34,674

Operating expenses:
Cost of goods sold	9,451	7,877
Research and development*	8,479	13,534
Selling, general and administrative*	36,103	26,403

Total operating expenses	54,033	47,814

Loss from operations	(8,553)	(13,140)
Interest income (expense), net	(56)	220

Loss before income taxes	(8,609)	(12,920)
Income tax expense	—	314

Net loss	$(8,609)	$(13,234)

Basic and diluted net loss per common share	$(0.18)	$(0.31)

Weighted average common shares outstanding	47,131,289	42,320,072

*includes the following amounts of stock-based compensation expense:
Research and development	$553	$1,132
Selling, general and administrative	3,237	3,398

AUXILIUM PHARMACEUTICALS, INC.

Selected Consolidated Balance Sheet Data

(In thousands)

(Unaudited)

	March 31, 2010	December 31, 2009
Cash and cash equivalents	$175,805	$181,977
Total assets	266,411	260,564
Total stockholders’ equity	117,100	120,519